Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of July 19, 2011 by and between Quepasa Corporation, a Nevada corporation (the “Company”), and Gavin Roy (“Employee”).

WHEREAS, the Company, desires to retain the services of Employee, and Employee desires to be retained by the Company, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           EMPLOYMENT.  The Company hereby employs Employee, and Employee hereby accepts employment, as Chief Technology Officer, Consumer Internet Division upon the terms of and subject to this Agreement.

2.           TERM.  The term (the “Term”) of this Agreement shall commence on the effective date of the merger between Insider Guides, Inc., a Delaware corporation, and a subsidiary of the Company (the “Effective Date”), and shall continue for one year period which will automatically renew unless terminated thirty (30) days in advance.  Either party may terminate the agreement with thirty (30) days notice.

3.           DUTIES.  During the Term, Employee will serve in such capacity and with such duties as shall be assigned from time to time by the Chief Operating Officer of the Company.  Employee shall diligently perform his duties as Chief Technology Officer, Consumer Internet Division and shall devote full time to this business and effort to his employment with the Company and his duties hereunder.  Without limiting the generality of the foregoing, Employee may from time to time attend meetings (or portions of meetings) of the Board of Directors of the Company, as and when requested by the Chief Operating Officer. During the Term, Employee shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization engage in any other business activities or pursuits requiring his personal service that materially conflict with his duties hereunder or the diligent performance of such duties.

4.           COMPENSATION.

a.           BASE SALARY.  During the Term, Employee shall be paid a salary of $218,549 per year, payable in equal installments no less frequently than monthly (“Base Salary”).  The Base Salary and any additional compensation specified in Paragraph 4(b) shall be reviewed at least annually by the Board of Directors or any Committee of the Board delegated the authority to review executive compensation.

b.           OPTION.  In addition to Base Salary, Employee will be awarded as of the Effective Date an option to purchase 100,000 shares, with a per-share exercise price equal to the per-share closing price of the Company’s common stock as quoted on the NYSE Amex Stock Exchange under the symbol “QPSA” as of the Effective Date, and subject to the conditions contained in a separate stock option agreement to be entered into between Employee and the Company no later than thirty (30) days after the Effective Date, and the Company’s 2006 Stock Incentive Plan (the “Stock Incentive Plan”). This option shall vest as to one-third of the shares on the first anniversary of the Effective Date, and monthly thereafter over the succeeding two years, subject to continued employment.

c.           INSURANCE.  During the Term, Employee shall be entitled to participate in all health, life, disability and other insurance programs, if any, that the Company may offer to other key executive employees of the Company.

d.           PAID TIME OFF.  Employee shall be entitled to three (3) weeks’ paid time off (in addition to holidays) in each calendar year during the Term; provided, that Employee may take only two (2) weeks’ paid time off within any calendar month.  Except with respect to paid time off unused as the result of a request by the Company to postpone scheduled paid time off, any unused paid time off from one calendar year shall not carryover to any subsequent calendar year.

e.           EXPENSE REIMBURSEMENT.  Employee shall, upon submission of appropriate supporting documentation, be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties hereunder in accordance with policies established by the Company.  Such expenses shall include, without limitation, reasonable entertainment expenses, gasoline and toll expenses and cellular phone use charges, if such charges are directly related to the business of the Company.

5.           GROUNDS FOR TERMINATION.  The Board of Directors of the Company may terminate this Agreement for Cause.  As used herein, “Cause” shall mean any of the following:  (i) an act of willful misconduct or gross negligence by Employee in the performance of his material duties or obligations to the Company that is materially harmful to the Company or repeated notwithstanding written notice; (ii) conviction of Employee of a felony involving moral turpitude; or (iii) a material act of dishonesty or breach of trust on the part of Employee resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company.

6.           TERMINATION BY EMPLOYEE.  Employee may terminate this Agreement for Good Reason.  As used herein, “Good Reason” means:

a.           The Company materially breaches the provisions of this Agreement (except those set forth in Paragraph 4(a) of this Agreement) and Employee provides at least fifteen (15) days’ prior written notice to the Company of the existence of such breach and his intention to terminate this Agreement (no such termination shall be effective if such breach is cured during such period);

b.           The Company fails to comply with the provisions of Paragraph 4(a) herein or to pay any amounts due under the Management Bonus Program pursuant to Paragraph 4(b) herein for an uninterrupted ten (10) day period;

c.           The employee’s duties are substantially diminished;

d.           The Company decreases Employee’s compensation; or

e.           The Company materially reduces Employee’s welfare benefits, including, if provided, without limitation, paid vacation (PTO), and floating holidays, medical, dental Short- and Long-term Disability insurance, Basic Group Term Life/AD&D insurance, Supplemental Life/AD&D insurance, Vision, (collectively, the “Benefits”); provided, however, that any change in the Benefits that is made by the Company and that applies to its employees generally shall not be considered “Good Reason”.

7.           PAYMENTS AND OTHER PROVISIONS UPON TERMINATION.

a.           TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.  In the event Employee’s employment with the Company (including its subsidiaries) is terminated by the Company for Cause or by Employee without Good Reason, then, on or before Employee’s last day of employment with the Company, the provisions of this Paragraph 7(a) shall apply.

(i)           Accrued Obligations.  The Company shall pay in a lump sum to Employee at the time of Employee’s termination the amount of compensation payable to Employee for services rendered to the Company, as well as compensation for earned vacation time.  Any and all other rights granted to Employee under this Agreement shall terminate as of the date of such termination.

(ii)           Non-competition; Non-solicitation.  The provisions of Paragraphs 13 and 14 shall, at the option of the Company in its sole discretion, continue to apply with respect to Employee for a period of up to six (6) months following the date of such termination, so long as the Company:  (A) provides a written notice to Employee within five (5) business days after Employee’s termination that the Company wishes to exercise its right to require the Employee to comply with Paragraphs 13 and 14 hereof; and (B) the Company thereafter pays to Employee in periodic installments, without interest, in accordance with the regular salary payment practices of the Company an amount equal to (1) the amount of Employee’s Base Salary and target bonus as in effect immediately prior to Employee’s date of termination, multiplied by (2) the number of months that the Company is requiring the non-competition and non-solicitation covenants to remain in place, divided by (3) 12.  The first such installment of Base Salary and target bonus shall be paid on or before the delivery of the notice described in the prior sentence of this Paragraph 7(a)(ii).  Paragraphs 13 and 14 of this Agreement shall no longer apply to Employee if the Company fails to pay the amounts required under this Paragraph 7(a)(ii) for an uninterrupted ten (10) day period and such failure is not cured within five (5) days after written notice of such failure is delivered to the Company.

b.           TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.  In the event that at any time prior to one year from the Effective Date, Employee’s employment hereunder is terminated (i) by the Company without Cause or (ii) by Employee for Good Reason, then, in addition to any other payments due or accrued through the date of such termination, the Company shall pay to Employee, within five (5) days of such termination, a payment equal to two months of the then effective Base Salary.

8.           PAYMENT AND OTHER PROVISIONS AFTER CHANGE OF CONTROL.

a.           SALARY, PERFORMANCE AWARD, AND BONUS PAYMENTS.  Notwithstanding anything to the contrary in the Stock Incentive Plan or form of agreement thereunder, effective immediately prior to a Change of Control (as defined below), all stock options held by Employee as of the date of a Change in Control shall immediately vest and become exercisable in full.  In the event that Employee is terminated following a Change in Control, all stock options held by Employee which are vested as of the date of such termination shall remain exercisable for a period of six (6) months following such termination.

b.           NON-COMPETITION/NON-SOLICITATION PERIOD.  In the event of a termination under the circumstances described in Paragraph 8(a), the provisions of Paragraphs 13 and 14 shall be without force and effect and shall not apply to Employee.

c.           CHANGE OF CONTROL.  For purposes of this Agreement, the term “Change of Control” means and includes each of the following:

(i) A sale, transfer, or other disposition by the Company through a single transaction or a series of transactions of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another and a replacement of the majority of the members of the Board under this Paragraph 8(c)(iv). For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Exchange Act). For purposes of this definition, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company;

(ii) A sale, transfer, or other disposition through a single transaction or a series of related transactions of all or substantially all of the assets of the Company to an Unrelated Person or Unrelated Persons acting in concert with one another;

(iii) Any consolidation or merger of the Company with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of the Company immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities; or

               (iv) A replacement of the majority of the members of the Board during any 12-month period by individuals whose appointment or election to the Board is not approved by a majority of the Board prior to the date of the appointment or election.

9.           TERMINATION BY REASON OF DEATH.  If Employee shall die while employed by the Company, both prior to termination of employment and during the Term of this Agreement, except as otherwise provided herein, all of Employee’s rights under this Agreement shall terminate following the payment of such amounts of Base Salary that have accrued but remain unpaid, the payment of a pro rata portion of his target bonus amount under the Management Bonus Program through the month in which his death occurs that have been declared earned.

10.         TERMINATION BY DISABILITY.  Employee’s employment hereunder may be terminated by the Company for Disability.  In such event, except as otherwise provided herein, all of Employee’s rights under this Agreement shall terminate with the payment of such amounts of Base Salary that have accrued but remain unpaid as of thirtieth (30th) day after such notice is given.  In addition, Paragraph 14 shall continue to apply to Employee for a period of one (1) year from the date of such termination.  For purposes of this Agreement, “Disability” means, as a result of Employee’s incapacity due to physical or mental illness:

a.           Employee shall have been absent from his duties as an officer of the Company on a substantially full-time basis for six (6) consecutive months; and

b.           Within thirty (30) days after the Company notifies Employee in writing that it intends to replace him, Employee shall not have returned to the performance of his duties as an officer of the Company on a full-time basis.

11.           RETIREMENT.  If during the Term or any extension thereof, the Company adopts a retirement plan with respect to executive officers of the Company, Employee shall have the right to participate in such policy and the provisions of such policy shall supersede the provisions of the preceding sentence.

12.           INDEMNIFICATION.  If litigation shall be brought, in the event of breach or to enforce or interpret any provision contained herein, the non-prevailing party shall indemnify the prevailing party for reasonable attorney’s fees (including those for negotiations, trial and appeals) and disbursements incurred by the prevailing party in such litigation, and hereby agrees to pay prejudgment interest on any money judgment obtained by the prevailing party calculated at the generally prevailing Bank of America Prime rate of interest charged to its commercial customers in effect from time to time from the date that payment(s) to him should have been made under this Agreement.

13.           NON-COMPETITION.

a.           At all times during the Term, and for such additional periods as may otherwise be set forth in this Agreement in reference to this Paragraph 13, Employee shall not, directly or indirectly, engage in any business, enterprise or employment, whether as owner, operator, shareholder, director, partner, creditor, consultant, agent or any capacity whatsoever that designs products to compete directly with products of the Company or markets such products anywhere in the world where the Company (i) is engaged in business or (ii) has evidenced an intention of engaging in business.  Employee acknowledges that he has read the foregoing and agrees that the nature of the geographical restrictions is reasonable given the international nature of the Company’s business.  In the event that these geographical or temporal restrictions are judicially determined to be unreasonable, the parties agree that these restrictions shall be judicially reformed to the maximum restrictions which are reasonable.

b.           Notwithstanding the provisions of the preceding Paragraph 13(a), Employee may accept employment with a company that would be deemed to be a competitor of the Company as described in the previous sentence (a “Competitor”), so long as (i) the Competitor has had annual revenues of at least $1 billion in each of the prior two (2) fiscal years, (ii) the Competitor’s revenues for products in direct competition with the Company do not exceed 50% of its total revenues, and (iii) Employee’s responsibilities are solely for divisions or subsidiaries of the Competitor that do not compete with the Company.

14.           NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS.  At all times during the Term, or for such additional periods as may otherwise be set forth in this Agreement in reference to this Paragraph 14, Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (i) attempt to employ or solicit for employment or any contractual arrangement with any employee or former employee of the Company, its affiliates, subsidiaries or predecessors in interest, unless such employee or former employee has not been employed by the Company, its affiliates, subsidiaries or predecessors in interest during the twelve (12) months prior to Employee’s attempt to employ him, or (ii) call on or solicit any of the actual or targeted prospective customers of the Company or its affiliates, subsidiaries or predecessors in interest with respect to any matters related to or competitive with the business of the Company.

15.           CONFIDENTIALITY.

a.           NONDISCLOSURE.  Employee acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset of the Company’s business.  Accordingly, except in connection with the performance of his duties hereunder, Employee shall not at any time during or subsequent to the term of his employment hereunder disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity any proprietary or confidential information relating to the Company or any information concerning the Company’s financial condition or prospects, the Company’s customers, the design, development, manufacture, marketing or sale of the Company’s products or the Company’s methods of operating its business (collectively, the “Confidential Information”).  The Confidential Information shall not include information which, at the time of disclosure, is known or available to the general public by publication or otherwise through no act or failure to act on the part of Employee.

b.           RETURN OF CONFIDENTIAL INFORMATION.  Upon termination of Employee’s employment for any reason, or at any time at the request of the Company, Employee shall promptly return all Confidential Information in the possession or under the control of Employee to the Company and shall not retain any copies or other reproductions or extracts thereof.  Employee shall at any time at the request of the Company destroy or have destroyed all memoranda, notes, reports, and documents, whether in “hard copy” form or as stored on magnetic or other media, and all copies and other reproductions and extracts thereof, prepared by Employee and shall provide the Company with a certificate that the foregoing materials have in fact been returned or destroyed.

c.           BOOKS AND RECORDS.  All books, records and accounts whether prepared by Employee or otherwise coming into Employee’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of Employee’s employment hereunder or upon the Company’s request at any time.

16.           INJUNCTION/SPECIFIC PERFORMANCE SETOFF.  Employee acknowledges that a breach of any of the provisions of Paragraphs 13, 14 or 15 hereof would result in immediate and irreparable injury to the Company which cannot be adequately or reasonably compensated at law.  Therefore, Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction, without the posting of a bond, enjoining and restraining such breach by Employee or his agents, either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages to which the Company is entitled.  Employee further agrees that the Company may set off against or recoup from any amounts due under this Agreement to the extent of any losses incurred by the Company as a result of any breach by Employee of the provisions of Paragraphs 13, 14 or 15 hereof.

17.           ENFORCEABILITY.  Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.           SUCCESSORS.  This Agreement shall be binding upon Employee and inure to his and his estate’s benefit, and shall be binding upon and inure to the benefit of the Company and any permitted successor of the Company.  Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee or anyone claiming through Employee, or by the Company, except to any corporation which is the successor in interest to the Company by reason of a merger, consolidation or sale of substantially all of the assets of the Company.  The foregoing sentence shall not be deemed to have any effect upon the rights of Employee upon a Change of Control.

19.           CONTROLLING LAW.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Florida.  Venue for any dispute will be Palm Beach County.

20.           NOTICES.  Any notice required or permitted to be given hereunder shall be written and sent by registered or certified mail, telecommunicated or hand delivered at the address set forth herein or to any other address of which notice is given:

To the Company:	Quepasa Corporation
324 Datura Street Suite 114
West Palm Beach, FL 33401
Attention: Michael Matte

Insider Guides, Inc.
280 Union Square Drive
New Hope, PA 18938
Attention: Geoff Cook

To Employee:	Gavin Roy
4465 Blue Ridge Drive
Doylestown, PA 18902

21.           ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and may not be modified without the written agreement of both parties hereto.

22.           WAIVER.  A waiver by any party of any of the terms and conditions hereof shall not be construed as a general waiver by such party.

23.           COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single agreement.

24.           INTERPRETATION.  In the event of a conflict between the provisions of this Agreement and any other agreement or document defining rights and duties of Employee or the Company upon Employee’s termination, the rights and duties set forth in this Agreement shall control.

25.           CERTAIN LIMITATIONS ON REMEDIES.  Paragraph 7(b) provides that certain payments and other benefits shall be received by Employee upon the termination of Employee by the Company other than for Cause and states that these same provisions shall apply if Employee terminates his employment for Good Reason.  It is the intention of this Agreement that if the Company terminates Employee other than for Cause (and other than as a consequence of Employee’s death, Disability or normal retirement) or if Employee terminates his employment with Good Reason, then the payments and other benefits set forth in Paragraph 7(b) shall constitute the sole and exclusive remedies of Employee.

26.           SURVIVAL.  This Agreement shall terminate upon termination prior to the Effective Date of the Merger Agreement among the Company, IG Acquisition Company and Insider Guides, Inc.  Notwithstanding the provisions of Paragraph 2, the provisions of Paragraphs 13, 14, and 15 shall survive the expiration or early termination of this Agreement.

IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties as of the date first above written.

COMPANY:

Quepasa CORPORATION

By:
Title:

EMPLOYEE:

Gavin Roy